Exhibit 99.1

Contacts:

LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	PLC Systems Inc. Gregory Mann, Chief Financial Officer 508-541-8800 gmann@plcmed.com
@LHA_IR_PR

PLC SYSTEMS 2012 FINANCIAL RESULTS FEATURE RENALGUARD SALES UP 157% FOR THE FOURTH QUARTER AND 96% FOR THE FULL YEAR

MILFORD, Mass. (March 28, 2013) — PLC Systems Inc. (OTCBB: PLCSF), a medical device company focused on innovative technologies for the cardiac and vascular markets, today reported financial results for the three and 12 months ended December 31, 2012.

Highlights of the fourth quarter of 2012 and recent weeks include:

•                  Revenues were $485,000 in the fourth quarter of 2012, compared with $189,000 in the fourth quarter of 2011, an increase of 157%

•                  Shipped first stocking orders to Brazil and made continued progress across Latin America  to secure regulatory approvals for RenalGuard

•                  Continued to broaden awareness of Contrast-Induced Nephropathy (CIN) with presence at Transcatheter Cardiovascular Therapeutics (TCT) 2012, a key medical conference

•                  Raised $4.0 million in gross proceeds from an equity financing in February 2013

Management Commentary

“RenalGuard sales during the fourth quarter showed a marked improvement as we filled a large stocking order to Discomed, our distributor in Brazil,” commented Mark Tauscher, president and chief executive officer of PLC Systems.  “We worked for more than a year to secure the necessary approvals from Brazilian regulatory authorities, and are making progress in our efforts to receive regulatory approvals across Latin America via our distributor Girlow USA.”

Mr. Tauscher added, “We continue to enroll patients into our pivotal trial to support a Premarket Approval filing for RenalGuard with the U.S. Food and Drug Administration to reduce the onset of  CIN.  We raised $4.0 million in gross proceeds in an equity offering during the first quarter of 2013. Of the estimated 7.0 million diagnostic and interventional imaging procedures performed worldwide each year that involve the use of contrast agents, we believe that 15% or approximately 1.0 million patients could be considered at-risk for CIN and thus benefit from RenalGuard.

“We are continuing work to expand the awareness of the serious damage to kidneys that may result from CIN.  During the fourth quarter of 2012, we had a well-attended booth at an important medical conference, the Transcatheter Cardiovascular Therapeutics meeting in Miami.  Although the meeting was held in the U.S., the majority of attendees were from countries where we have distribution, and we were particularly pleased with the efforts of Artech, our distributor in Italy, and ACIST, our distributor in

France and Germany.  A panel discussion on the prevention of CIN using matched hydration served to highlight the need for prevention of this disease and the efficacy of RenalGuard.  We look forward to attending EuroPCR, the annual meeting the European Association for Percutaneous Cardiovascular Interventions in May in Paris. RenalGuard will be well-represented there,” Mr. Tauscher concluded.

As previously reported, PLC Systems has established a number of goals for 2013, including:

•                  Initiating additional sites for the U.S. clinical trial and making significant progress in patient enrollment, with sample size re-estimation planned after 163 patients

•                  Achieving further market penetration of RenalGuard in geographies where it is currently available for sale

•                  Engaging additional distributors in key territories worldwide; the distributor in Latin America engaged in 2012 is awaiting product registration in 17 countries during 2013

•                  Undertaking additional investigator-sponsored clinical trials of RenalGuard in new territories aimed at additional indications

•                  Expanding the U.S. and international patent protection for RenalGuard to bolster the company’s intellectual property portfolio

•                  Obtaining a positive response from Japan’s Department of Health to an investigator-submitted clinical trial proposal, followed by the launch of a full clinical trial in that critical market

•                  Raising additional funds to support these initiatives

Financial Results

These results include only the company’s RenalGuard® operations as PLC completed the sale of its transmyocardial revascularization (TMR) business to Novadaq Corp. during the first quarter of 2011.  Results from the TMR business are reflected as discontinued operations in the financial results for the 12 months ended December 31, 2011.

PLC Systems reported revenues for the fourth quarter of 2012 of $485,000, up 157% over revenues for the fourth quarter of 2011 of $189,000 due to higher volume of RenalGuard consoles sold to distributors, including a new distributor in Brazil.  During the fourth quarter of 2012, PLC recognized revenues of $156,000 for single-use RenalGuard disposable sets and $329,000 for RenalGuard consoles shipped internationally, compared with $123,000 and $66,000, respectively, in the fourth quarter of 2011.

Gross profit was $252,000 or 52.0% of revenues during the fourth quarter of 2012, compared with $119,000 or 63.0% of revenues a year ago.  The increase in gross profit was attributable to higher sales while the decline in gross margin percentage is due to the mix of consoles and single-use-sets sold.

Selling, general and administrative expense was $734,000, up 23% from $596,000 in the prior-year fourth quarter, largely due to an increase in stock-based compensation expense.

The company recorded research and development expense of $414,000 during the fourth quarter of 2012, compared with $453,000 in the fourth quarter of 2011.  The slight decline is associated with the pace of enrolling patients into the RenalGuard U.S. pivotal trial, which began in January 2012.  The company expects research and development expense to increase significantly as enrollment continues.

The company recorded a loss from continuing operations for the fourth quarter of 2012 of $896,000.  During the fourth quarter of 2012, the company recorded a gain on the changes in the fair value of convertible notes and warrants in the amount of $4,100,000.  Net income for the fourth quarter of 2012 was $3,001,000, or $0.09 per diluted share, compared with a net loss from continuing operations for the fourth quarter of 2011 of $1,028,000 or $0.03 per share.

For the year ended December 31, 2012, PLC reported revenues, all of which were from RenalGuard, of $1,080,000, compared with total revenues of $671,000 for 2011, an increase of 61%.  RenalGuard revenues increased 96% over $551,000 in 2011. Total revenue for 2011 included $120,000 of OEM related sales. The net loss from continuing operations for 2012 was $8,387,000 or $0.27 per share, of which $3,641,000 was attributable to the change in fair value of the investor warrants and convertible notes issued during 2011 and 2012.  This compares with a net loss from continuing operations for 2011 of $6,498,000, or $0.21 per share.  Cash and cash equivalents were $258,000 as of December 31, 2012, compared with $2,585,000 as of December 31, 2011.  The company expects that it will need to raise additional capital during 2013 based on current and anticipated revenue projections from foreign sales of RenalGuard, and the anticipated costs of the U.S. clinical trial.

About PLC Systems Inc.

PLC Medical Systems, Inc., the operating subsidiary of PLC Systems Inc., is a medical device company focused on innovative technologies for the cardiac and vascular markets.  PLC’s lead product, RenalGuard®, significantly reduces the onset of CIN in at-risk patients undergoing certain cardiac and vascular imaging procedures.  CIN is a form of acute kidney injury resulting from toxic contrast agents that occurs in 10% to 20% of at-risk patients.  RenalGuard is CE-marked and is being sold in Europe and certain countries around the world via a network of distributors. Two investigator-sponsored studies in Europe have demonstrated RenalGuard’s effectiveness at preventing CIN. The CIN-RG RenalGuard pivotal study is underway in the U.S. to support a planned Premarket Approval filing with the U.S. Food and Drug Administration.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

(Tables to follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues	$485	$189	$1,080	$671
Cost of revenues	233	70	541	426
Gross profit	252	119	539	245
Operating expenses
Selling, general and administrative	734	596	2,633	2,445
Research and development	414	453	2,031	1,212
Total operating expenses	1,148	1,049	4,664	3,657
Gain on the sale of assets	—	—	—	(40)
Loss from continuing operations	(896)	(930)	(4,125)	(3,372)
Other income expense:
Interest expense	(186)	(117)	(555)	(396)
Other income (expense)	(11)	9	14	10
Financing costs associated with convertible notes	—	—	(80)	(530)
Change in fair value of warrant liabilities	1,900	64	(1,617)	(808)
Change in fair value of convertible notes	2,194	(54)	(2,024)	(1,894)
Total other income (expense)	3,896	98	(4,262)	(3,618)
Net income (loss) from continuing operations before income taxes	3,001	(1,028)	(8,387)	(6,990)
Benefit for income taxes from continuing operations			—	492
Net loss from continuing operations, net of income taxes	—	—	(8,387)	(6,498)
Discontinued operations:
Income from discontinued operations, net of income taxes	—	—	—	53
Gain on sale of discontinued operations, net of income taxes	—	—	—	687
Net income from discontinued operations	—	—	—	740
Net income (loss)	$3,001	$(1,028)	$(8,387)	$(5,758)
Net income (loss) per weighted average share, basic and diluted:
From income (loss) on continuing operations attributable to common stockholders	$0.09	$(0.03)	$(0.27)	$(0.21)
From income on discontinued operations	0.00	0.00	0.00	0.00
From gain on sale of discontinued operations	0.00	0.00	0.00	0.02
Net income (loss) attributable to common stockholders per weighted average share, basic and diluted	$0.09	$(0.03)	$(0.27)	$(0.19)
Weighted average shares outstanding:
Basic and diluted	32,434	30,351	31,139	30,351

CONDENSED BALANCE SHEET

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$258	$2,585
Total current assets	1,020	3,509
Total assets	1,091	3,549
Total current liabilities	1,140	710
Shareholders’ equity (deficit)	(11,947)	(4,088)

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